EXHIBIT 20.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in doubt about the contents of this document or about the action you should take you should immediately consult your stockbroker, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (“FSMA (2000)”).

If you have sold or transferred all of your ordinary shares in Seven Arts Pictures plc (the “Company”), please send this document, together with the accompanying form of proxy, to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee.

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SEVEN ARTS PICTURES PLC

(Incorporated in England and Wales under the Companies Act 1985 with Registered Number 4276617)

TRANSFER OF ISSUER SITUS TO THE UNITED STATES

Notice of an Extraordinary General Meeting

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A notice of the Extraordinary General Meeting (“EGM”) of the Company to be held at One America Square, Crosswall, London EC3N 2SG UK on 11th June 2010 at 10:00 am is set out at the end of this document.  Holders of ordinary shares in the Company (“Shareholders”) are requested to complete and return the enclosed form of proxy to the Company’s Registrars, Capita Registrars, PXS  34 Beckenham Road, Beckenham, BR3 4TU by 10:00 am on 9th June 2010.

LETTER FROM THE CHAIRMAN

SEVEN ARTS PICTURES PLC
(the “Company”)

(Incorporated in England and Wales under the Companies Act 1985 with Registered Number 4276617)

Directors:	Registered Office:
Mr H Gibbs – Non-Executive Chairman
Mr P Hoffman – Chief Executive Officer
Mr M Garstin – Managing Director
Ms K Hoffman – Executive Director
Ms E New – Non-Executive Director
Mr A Hickox – Non-Executive Director
Ms J Verdin – Non-Executive Director

One America Square Crosswall London EC3N 2SG
25th May 2010

To the Shareholders of the Company

Dear Shareholder

1	INTRODUCTION

I am writing to you with details of the EGM which we propose to hold at 10:00 am on 11thJune 2010.

2.	PROPOSED BUSINESS

The Directors propose that the Company transfer all of its assets, principally its operating subsidiaries Seven Arts Filmed Entertainment Limited, Seven Arts Filmed Entertainment (UK) Limited, Cinematic Finance Limited and Cinematic Finance (Equicap) Limited (“the Operating Subsidiaries”) to Seven Arts Entertainment Inc., a newly formed company organized under the laws of the State of Nevada in the United States (“the US Parent”).  The US Parent will assume all of the obligations of the Company.

After completion of the transfer of the assets including the Operating Subsidiaries and assumption of Company liabilities, the Directors will liquidate the Company in due course at the discretion of the Directors and all of its assets will be distributed to shareholders.  The consideration for the transfer of the assets of the Company and assumption of liabilities of the Company to the US Parent is the issuance of 7,077,300 shares of common stock of the US Parent which will be distributed to each shareholder of the Company on a basis of one new common share of the US Parent for one ordinary share of the Company.

The proposed transaction will have no effect on the ongoing business and operations of the Company.  The transaction will affect a transfer of the situs of the Group’s holding company to the United States for the reasons set forth in Paragraph 3 below.

3.	RATIONALE BEHIND PROPOSED BUSINESS

The Company was formed originally under the laws of England and Wales to conduct a jewellery business.  The Company was acquired in a reverse merger by Seven Arts Pictures Inc. in September, 2004, with the result that the Company changed its name to Seven Arts Pictures plc and entered into the same business with the same assets as Seven Arts Pictures Inc.  The

Company at that time intended to take advantage of the active AIM market in the United Kingdom and to increase its capitalization and value for its shareholders through that market.

Due to fundamental changes in the AIM and PLUS markets, the Company in 2008 listed its shares on the Over The Counter Bulletin Board Market in the United States operated by NASDAQ.  In February, 2009, the Company further determined to list its shares on NASDAQ and to de-list its shares in the AIM and PLUS Markets in the United Kingdom.  As a result, the Company’s only active stock market is the NASDAQ which is based in the United States.

The Company intended to file a Registration Statement on Form F1 to sell its ordinary shares to raise $17,500,000 in a transaction underwritten by Rodman & Renshaw, a United States underwriter.  The Directors have determined that it is in the best interests of the Company and its operations to transfer its situs to the United States and to qualify as United States issuer under the applicable rules and regulations and Securities And Exchange Commission and to file its reports as such in the United States.  The Directors believe that this will give additional confidence to potential investors in the Company’s ordinary shares in the future who will primarily be based in the United States and familiar with United States securities laws and reporting requirements.  As a result, the US Parent will file a Registration Statement on Form S1 to sell its common stock as underwritten by Rodman & Renshaw and the Company will not proceed with any Registration Statement or offering but will be liquidated as proposed herein.

4.	RESOLUTION

The Company proposes that the shareholders adopt one (1) Special Resolution at the Extraordinary General Meeting proposed herein, in the following form verbatim:

“WHEREAS, the Directors of the Company have considered it to be in the best interests of the Company to transfer the situs of the holding company of the group of corporations operating the business of the Company (the “Group”) to the United States;

WHEREAS, the transfer of the situs of the Group to the United States will require a transfer of the principal operating subsidiary and assets of the Company to a newly formed corporation organized under the laws of Nevada in the United States to be named Seven Arts Entertainment Inc.; and

WHEREAS, the foregoing transfer will assist the Company in completion of the sale of its ordinary shares and the raising of substantial additional equity capital in an underwriting currently proposed by the Company,

NOW THEREFORE, it is hereby resolved:

1.
The Company shall transfer all of its assets to Seven Arts Entertainment Inc., a newly formed Nevada corporation, in exchange for an assumption of all of its liabilities and the issuance of 7,077,300 shares of common stock of Seven Arts Entertainment Inc.

2.
Promptly upon approval of the shareholders of such transfer, the shares of common stock of Seven Arts Entertainment Inc. received by the Company will be distributed to each of its shareholders on the basis of one share of common stock of Seven Arts Entertainment Inc. for one ordinary share of the Company. The Directors will liquidate the Company in due course at the discretion of the Directors.

3.
The Directors are granted the authority to take all actions which are necessary, appropriate or desirable to implement the foregoing, including executing an Asset Purchase Agreement in the form previously used by the Company to acquire its assets from Seven Arts Pictures Inc.

5.	ACTION TO BE TAKEN

A form of proxy is enclosed for use by Shareholders at the EGM. If you are a Shareholder, you are requested to complete, sign and return the form of proxy, whether or not you intend to be present at the meeting, and return it to the Company’s Registrars, Capita Registrars, PXS,  34 Beckenham Road, Beckenham, BR3 4TU by no later than 10:00 am on9th June 2010. The completion and return of a form of proxy will not prevent you from attending the meeting and voting in person should you subsequently wish to do so.

6.	RECOMMENDATION

The Directors consider that the transfer of the Group situs to the United States is in the best interests of the Company and its Shareholders as a whole.

Accordingly, the Directors unanimously recommend that you vote in favour of the Special Resolution to be proposed at the EGM, as they intend to do or procure to be done in respect of their own and their connected persons’ beneficial holdings, amounting to 4,300,000 Shares representing approximately 60 per cent. of the Company’s issued voting share capital.

7.	INFORMATION ON THE COMPANY

Shareholders seeking further information regarding the Company and its business are referred to the Company’s Annual Report on Form 20-F available at the Securities and Exchange Commission as follows:

http://www.sec.gov/Archives/edgar/data/1408276/000140827610000002/form20fam1.htm

Shareholders should be aware that:

A.
The substitution of Seven Arts Entertainment Inc. (“US Parent”) for the Company as the holding company of the Group will require that the US Parent will be subject to United States income taxation on its net income and the current net operating loss carry forward in the United Kingdom may not be available to reduce such income taxes.

B.	Seven Arts and the Group will now be subject to the rules and regulations of the Securities and Exchange Commission for US issuer regarding filing of quarterly and annual reports and other matters.

C.
Seven Arts will succeed to the NASDAQ membership of the Company and will continue to trade under the symbol “SAPX,” but will now be subject to all NASDAQ rules and regulations for US issuer, including Board membership and committee rules.

Yours faithfully

Hubert Gibbs
Chairman

NOTICE OF EXTRAORDINARY GENERAL MEETING

SEVEN ARTS PICTURES PLC
(the “Company”)

(Incorporated in England and Wales under the Companies Act 1985 with Registered Number 4276617)

Notice is hereby given that an Extraordinary General Meeting of the Company will be held at One America Square, Crosswall, London EC3N 2SG UK on 11th June 2010 at 10:00 am to consider and, if thought fit, to pass the following Resolution which will be proposed as a Special Resolution:

“WHEREAS, the Directors of the Company have considered it to be in the best interests of the Company to transfer the situs of the holding company of the group of corporations operating the business of the Company (the “Group”) to the United States;

WHEREAS, the transfer of the situs of the Group to the United States will require a transfer of the principal operating subsidiary and assets of the Company to a newly formed corporation organized under the laws of Nevada in the United States to be named Seven Arts Entertainment Inc.; and

WHEREAS, the foregoing transfer will assist the Company in completion of the sale of its ordinary shares and the raising of substantial additional equity capital in an underwriting currently proposed by the Company,

NOW THEREFORE, it is hereby resolved:

1.
The Company shall transfer all of its assets to Seven Arts Entertainment Inc., a newly formed Nevada corporation, in exchange for an assumption of all of its liabilities and the issuance of 7,077,300 shares of common stock of Seven Arts Entertainment Inc.

2.
Promptly upon approval of the shareholders of such transfer, the shares of common stock of Seven Arts Entertainment Inc. received by the Company will be distributed to each of its shareholders on the basis of one share of common stock of Seven Arts Entertainment Inc. for one ordinary share of the Company. The Directors will liquidate the Company in due course at the discretion of the Directors.

3.
The Directors are granted the authority to take all actions which are necessary, appropriate or desirable to implement the foregoing, including executing an Asset Purchase Agreement in the form previously used by the Company to acquire its assets from Seven Arts Pictures Inc.

By Order of the Board	Registered Office

Peter Hoffman	One America Square
Director	Crosswall
London EC3N 2SG

Dated 25th May 2010

Notes

1.
Members are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the meeting. A proxy need not be a shareholder of the Company. A shareholder may appoint more than one proxy in relation to the EGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder.  Should you wish to appoint more than one proxy please return the form of proxy and attach to it a schedule detailing the names of the proxies you wish to appoint, the number of shares each proxy will represent and the way in which you wish them to vote on the resolution that is to be proposed. To be valid, the form of proxy and the power of attorney or other authority (if any) under which it is signed or a certified copy of such power or authority must be lodged at the offices of the Company’s registrars, Capita Registrars, PXS,  34 Beckenham Road, Beckenham, BR3 4TU by hand, or sent by post, so as to be received not less than 48 hours before the time fixed for the holding of the meeting or any adjournment thereof (as the case may be).

2.
In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of any other joint holders. For these purposes, seniority shall be determined by the order in which the names stand in the register of members in respect of the joint holding.

3.	In the case of a corporation, the form of proxy must be executed under its common seal or signed on its behalf by a duly authorised officer, attorney or other person authorised to sign it.
4.	The completion and return of a form of proxy will not preclude a member from attending in person at the meeting and voting should he wish to do so.
5.
The Company has specified that only those members entered on the register of members at 6pm on 9th June 2010 shall be entitled to attend and vote at the meeting in respect of the number of ordinary shares of 25p each in the capital of the Company held in their name at that time.  Changes to the register after 6pm on 9th June 2010 shall be disregarded in determining the rights of any person to attend and vote at the meeting.